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January 22, 2004


FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ Symbols:  TECUA and TECUB)


TECUMSEH PRODUCTS COMPANY TO RECOGNIZE $29.5 MILLION CHARGE FOR THE IMPAIRMENT OF GOODWILL AND CONFERENCE CALL ANNOUNCEMENT

Tecumseh, Michigan, January 22, 2004 -- Tecumseh Products Company today announced that it will recognize a charge in the fourth quarter of 2003 for the impairment of goodwill associated with its European compressor operations. The charge, which was determined as part of its annual evaluation of goodwill as specified by Statement of Financial Accounting Standard No. 142, amounts to $29.5 million dollars before and after taxes ($1.60 per share). The impairment is the result of the 16% decline in the value of U.S. dollar versus the Euro. The change in currency value increases the Company's net investment in the European subsidiary in dollar terms and reduces margins on dollar denominated sales. After the impairment charge, the Company still has recorded $7.7 million in goodwill associated with the European compressor operations that could become further impaired if the U.S. dollar continues to weaken.

Tecumseh Products Company (NASDAQ: TECUA and TECUB) announced today it will broadcast its fourth quarter and year-end 2003 financial results conference call live over the Internet on Thursday, January 29, 2004 at 11:00 a.m. ET.

Those who wish to listen to this conference call should visit the Investor Relations section of the Company's web site at www.tecumseh.com at least 15 minutes prior to the event. Please follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.


Contact: Pat Walsh (517) 423-8455
         Tecumseh Products Company